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                                    EXHIBIT 5

                    [WOOD, EXALL & BONNET, L.L.P. LETTERHEAD]

September 8, 1998


The Board of Directors
Citadel Technology, Inc.
3811 Turtle Creek Boulevard, Suite 600
Dallas, Texas 75219

Re:  Registration Statement on Form S-8

Gentlemen:

         The undersigned has acted as special counsel to Citadel Technology, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about September 8, 1998, under the Securities Act of 1933, as amended (the "Securities Act"), relating to 5,280,338 shares of the $.01 par value common stock (the "Common Stock") of the Company that may be issued upon exercise of stock options granted to employees, former employees, directors or consultants of the Company.

         You have requested the opinion of the undersigned with respect to certain legal aspects of the proposed offering. In connection therewith, the undersigned has examined and relied upon the original, or copies identified to our satisfaction, of (1) the Certificate of Incorporation and the Bylaws of the Company, each as amended; (2) the Registration Statement and exhibits thereto; and (3) such other documents, records, certificates, memoranda and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted as originals, and the conformity to original documents of all documents submitted as certified or photostatic copies, as well as the due execution and delivery of all documents where the due execution and delivery are a prerequisite to the effectiveness thereof. As to various questions of fact material to this opinion, and as to the content and form of the Certificate of Incorporation, the Bylaws, minutes, records, resolutions and other documents or writings of the Company, the undersigned has relied, to the extent deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to the undersigned by the Company, without independent confirmation or verification of their accuracy.

         We have also assumed that (i) the shares of Common Stock when issued in exchange for the purchase price pursuant to the exercise of options will be duly issued in accordance with the terms of the applicable agreement, (ii) the Company will maintain an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance to those persons who exercise options, (iii) the consideration for shares of Common Stock issued pursuant to the exercise of options will be actually received by the Company in accordance with the terms of the applicable Agreement and will exceed the par value of such shares, and (iv) the options were duly granted.






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         Based upon the foregoing, the undersigned is of the opinion that the shares of Common Stock to be issued pursuant to the exercise of options and in accordance with the terms of the applicable agreement, will be duly and validly issued, fully paid and nonassessable.

         The undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement and to references to the undersigned included in or made a part of the Registration Statement. In giving this consent, the undersigned does not admit that the undersigned comes within the category of person whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WOOD, EXALL & BONNET, L.L.P.


By:  David Allen Wood, P.C.


By:  /s/ DAVID A. WOOD
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     David A. Wood, President